Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 31, 2007 (this “Agreement”), is between SunCom Wireless Holdings, Inc., a Delaware corporation (the “Company” ), and SunCom Merger Corp., a Delaware corporation (“Merger Sub”).

WHEREAS, Merger Sub is a wholly-owned subsidiary of the Company;

WHEREAS, simultaneously with the execution of this Agreement, the Company, SunCom Wireless Investment Company LLC, a Delaware limited liability company (“SunCom Investment”), a wholly-owned subsidiary of the Company, and SunCom Wireless, Inc. (f/k/a Triton PCS, Inc.) (“Wireless”), a wholly-owned subsidiary of SunCom Investment, have entered into an Exchange Agreement (as it may be amended, supplemented, modified or waived from time to time, the “Exchange Agreement”), which provides, among other things, for the contribution by the Company to SunCom Investment of up to 48,304,431 shares of Class A common stock, par value $0.01 per share, of the Company (“Class A Common Stock”), which will in turn be exchanged (the “Exchange”) by SunCom Investment for $302,115,000 principal amount of the 9 3/8% Senior Subordinated Notes due 2011 and $377,139,000 principal amount of the 8 3/4% Senior Subordinated Notes due 2011 (collectively, the “SunCom Wireless Notes”) of Wireless, which are currently held by the certain bondholders of Wireless (the “Consenting Noteholders”), upon the terms and subject to the conditions set forth in the Exchange Agreement;

WHEREAS, the Company and Merger Sub desire that Merger Sub merge with and into the Company, with the Company as the surviving entity (the “Merger”), with all of the issued and outstanding common stock, par value $0.01 per share, of Merger Sub ( “Merger Sub Stock”) being canceled;

WHEREAS, the Board of Directors of the Company has determined that this Agreement and the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interest of the Company and its stockholders and has approved and adopted this Agreement and the Merger, on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, the Board of Directors of Merger Sub has determined that this Agreement and the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interest of Merger Sub and its stockholders and has approved and declared advisable this Agreement and the Merger, on the terms and subject to the conditions provided for in this Agreement;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company and Merger Sub hereby agree as follows:

ARTICLE I

The Merger

Section 1.1.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time (as defined below) Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall thereupon cease, and the Company shall continue as the surviving corporation after the Merger. The Company as the surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation”.

Section 1.2.  Closing.  The closing of the Merger (the “Closing”) shall take place immediately upon the satisfaction or waiver of the conditions to closing set forth in Article V hereof (the “Closing Date”), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another time, date or place is agreed to by the parties hereto.

Section 1.3.  Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the date and time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.4.  Effects of the Merger.  The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (a) all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and (b) all debts, liabilities, obligations and duties of Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 1.5.  Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as set forth on Exhibit A hereto until thereafter changed or amended as provided therein or by applicable law.

(b) At the Effective Time, the bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

Section 1.6.  Directors and Officers of the Surviving Corporation.

(a) The directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, to serve as such until the earlier of their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation or bylaws of the Surviving Corporation or as otherwise provided by the DGCL.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation or bylaws of the Surviving Corporation or as otherwise provided by the DGCL.

ARTICLE II

Effect of the Merger on the Capital Stock of the Constituent Corporations

Section 2.1  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock (as defined below) or any shares of Merger Sub Stock:

(a) Merger Sub Stock.  All of the issued and outstanding shares of Merger Sub Stock shall automatically be canceled, shall no longer be outstanding and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation. From and after the Effective Time, the Company, as the holder of all of the Merger Sub Stock, shall have no further rights with respect to such interests except as provided herein or by applicable law.

(b) Company Common Stock.  Each share of Company Common Stock (as defined below) shall be converted into (1) 0.1 validly issued, fully paid and nonassessable share of Class A common stock, par value $0.01 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”) and (2) the right to receive the contingent consideration payable in accordance with Section 2.1(c), if any (the “Contingent Merger Consideration”).

(c) Contingent Merger Consideration.  The Contingent Merger Consideration shall be payable, if at all, as follows:

(i) In the event that, following the consummation of the Merger (x) the board of directors of the Surviving Corporation determines that any Sale Transaction process should be terminated (other than in accordance with Section 2.1(c)(iii)) and (y)(1) the board of directors of the Surviving Corporation shall not have hired an investment bank of nationally recognized standing (the “New Investment Bank”) for the purpose of soliciting a sale transaction or transaction(s) (whether by way of merger(s), consolidation(s), stock purchase(s) or otherwise) of substantially all of the business of the Company (and, following the Merger, the business of the Surviving Corporation and its subsidiaries) as presently conducted (a “Sale Transaction”) or (2) such New Investment Bank, if hired, or the Company shall not have distributed customary sales brochures, information memoranda and other marketing materials (the “Sales Materials”) to potential strategic and financial purchasers of the Surviving Corporation, then each holder of Company Common Stock outstanding immediately prior to the Effective Time of the Merger shall be entitled to receive an additional 0.029412 share of Surviving Corporation Common Stock for each share of Company Common Stock held by such holder immediately prior to the Effective Time of the Merger.

(ii) In the event that (x) the Contingent Merger Consideration set forth in Section 2.1(c)(i) is not payable due to the hiring of the New Investment Bank and the distribution of the Sales Materials in accordance with the requirements of such Section and (y) within 90 days following the distribution of the Sales Materials by the New Investment Bank, the board of directors of the Surviving Corporation terminates the Sale Transaction process (other than in accordance with Section 2.1(c)(iii)), then each holder of Company Common Stock outstanding immediately prior to the Effective Time of the Merger shall be entitled to receive an additional 0.014451 share of Surviving Corporation Common Stock for each share of Company Common Stock held by such holder immediately prior to the Effective Time of the Merger.

(iii) Notwithstanding anything to the contrary contained herein, in no event shall any Contingent Merger Consideration be required to be issued in the event that at least 90% of the board of directors of the Surviving Corporation determine at a board meeting duly called and held that any Sale Transaction process should be terminated.

(d) Additional Matters Related to the Contingent Merger Consideration.  The right to receive the Contingent Merger Consideration represented by each share of Company Common Stock outstanding immediately prior to the Merger shall be uncertificated. Such right shall be personal to the holders of record (on their own behalf and on behalf of the beneficial owners for which they are the record holder) of the Company Common Stock at the Effective Time of the Merger and shall not be transferable by such holders. A certificate representing the whole number of shares of Surviving Corporation Common Stock, if any, which are required to be issued in respect of the right to the Contingent Merger Consideration shall be issued to each holder of Company Common Stock outstanding at the effective time of the Merger promptly (and in no event more than five (5) business days) following the occurrence of the event requiring the payment of such Contingent Merger Consideration as set forth in Section 2.1(c)(i) or Section 2.1(c)(ii), as applicable, and cash in lieu of any fractional shares will be paid to such holder in accordance with the provisions of Section 2.1(f). The right of the holders of Company Common Stock outstanding at the effective time of the Merger to receive any Contingent Merger Consideration shall automatically terminate and be extinguished on the first date, if any, that the circumstances requiring the issuance of such Contingent Merger Consideration as set forth in Section 2.1(c)(i) or Section 2.1(c)(ii) are no longer applicable.

(e) Exchange of Certificates.  On or promptly following the Closing Date, the Surviving Corporation shall deposit with Computershare or such bank or trust company as may be designated by the Surviving Corporation (the “Exchange Agent”), for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Surviving Corporation Common Stock issuable pursuant to Section 2.1(b)(1) in exchange for outstanding shares of Company Common Stock. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate of Company Common Stock (a “Certificate”) whose shares of Company Common Stock were converted pursuant to Section 2.1(b)(1) into shares of Surviving Corporation Common Stock, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which shall be in such form and shall have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates of Surviving Corporation Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), the holder of such Certificate shall be issued (A) a certificate representing that number of whole shares of Surviving Corporation Common Stock that such holder has the right to receive pursuant to the provisions of Section 2.1(b)(1) after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered, and (B) cash in lieu of any fractional shares of Surviving Corporation Common Stock to which such holder is entitled pursuant to Section 2.1(f), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Surviving Corporation Common Stock that the holder of such Certificate has the right to receive pursuant to the provisions of Section 2.1(b)(1) may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the person requesting such issuance shall have paid any transfer and other taxes required by reason of the issuance of shares of Surviving Corporation Common Stock to a person other than the registered holder of such Certificate or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. It is understood and agreed that the exchange of Certificates for Surviving Corporation Common Stock pursuant to this Section 2.1(e) does not apply to the issuance, if any, of Surviving Corporation Common Stock as Contingent Merger Consideration pursuant to Section 2.1(c), which shall be issued, if at all, in accordance with the provisions of Section 2.1(d). Notwithstanding the failure of a holder of Company Common Stock to effect the exchange of certificates in accordance with this Section 2.1(e), after the Effective Time, such holder shall have all rights as a holder of Surviving Corporation Common Stock issuable pursuant to the Merger.

(f) No Fractional Shares.  No certificates or scrip representing fractional shares of Surviving Corporation Common Stock shall be issued upon (i) the surrender for exchange of shares of Company Common Stock for Surviving Corporation Common Stock pursuant to Section 2.1(b)(1) or (ii) the payment of shares of Surviving Corporation Common Stock, if any, as Contingent Merger Consideration pursuant to Section 2.1(c), no dividends or other distributions of the Surviving Corporation shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation. In lieu of such fractional share interests, each holder of shares of Company Common Stock entitled to receive such fractional shares of Surviving Corporation Common Stock pursuant to Section 2.1(b)(1) or as Contingent Merger Consideration pursuant to Section 2.1(c) shall be entitled to receive from the Surviving Corporation an amount in cash equal to (x) in the case of fractional shares that would otherwise be issued pursuant to Section 2.1(b)(1), the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the per share closing price of the Surviving Corporation Common Stock on the Closing Date as listed on the New York Stock Exchange, and (y) in the case of fractional shares that would otherwise be issued, if any, as Contingent Merger Consideration pursuant to Section 2.1(c), the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the per share closing price of the Surviving Corporation Common Stock on the date such Contingent Merger Consideration is paid in accordance with Section 2.1(d) as listed on the

New York Stock Exchange (in each case, as reported by The Wall Street Journal (Northeast edition), or, if not reported thereby, as reported by any other authoritative source).

ARTICLE III

Representations and Warranties of Merger Sub

Merger Sub represents and warrants to the Company as follows:

Section 3.1.  Organization, Standing and Corporate Power.

(a) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

Section 3.2.  Authority; Noncontravention.

(a) Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval of the Company, as the sole stockholder of Merger Sub, for the adoption of this Agreement (the “Merger Sub Stockholder Approval”), to perform its obligations hereunder and to consummate the Merger. The execution, delivery and performance by Merger Sub of this Agreement, and the consummation of the Merger, have been duly authorized and approved by its Board of Directors and no other corporate action on the part of the Board of Directors of Merger Sub is necessary to authorize the execution, delivery and performance by Merger Sub of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and, assuming due authorization, execution and delivery hereof by the other party hereto, constitutes a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) Neither the execution and delivery of this Agreement by Merger Sub nor the consummation by Merger Sub of the Merger, nor compliance by Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Merger Sub or (ii) violate any material law, judgment, writ or injunction of any governmental authority applicable to Merger Sub or any of its material properties or assets. Except for the Merger Sub Stockholder Approval, no consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.3.  Capitalization of Merger Sub.

(a) Merger Sub has authorized the issuance of 1,000 shares of common stock, $0.01 par value per share. As of the date of this Agreement, 1,000 shares were issued and outstanding, and all such shares are held of record by the Company. All of the issued and outstanding shares of Merger Sub Stock are duly authorized and validly issued and are fully paid, nonassessable and not subject to preemptive rights.

(b) There is no existing option, warrant, call, right, or contract of any character to which Merger Sub is a party requiring, and there are no securities of Merger Sub outstanding which upon conversion or exchange would require, the issuance of any shares of Merger Sub Stock or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Merger Sub Stock. Merger Sub is not a party to any voting trust or other contract with respect to the voting, redemption, sale, transfer or other disposition of the Merger Sub Stock.

Section 3.4.  No Activities or Liabilities.  Merger Sub has not, since the date of its organization, conducted any business, entered into any contracts, arrangements or understandings with any third party, or incurred any obligation or liability whatsoever, contingent or otherwise, other than pursuant to this Agreement.

At the Effective Time, Merger Sub will have no liability whether outstanding, current, deferred, contingent, or future, of any kind.

ARTICLE IV

Representations and Warranties of the Company

The Company represents and warrants to Merger Sub as follows:

Section 4.1.  Organization, Standing and Corporate Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

Section 4.2.  Authority; Noncontravention.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval of the stockholders of record owning a majority of the outstanding Company Class A Common Stock (as defined below) adopting this Agreement (the “Company Stockholder Approval”), to perform its obligations hereunder and to consummate the Merger. The execution, delivery and performance by the Company of this Agreement, and the consummation of the Merger, have been duly authorized and approved by its Board of Directors, and no other action on the part of the Board of Directors of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other party hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Merger nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of the Company or (ii) violate any material law, judgment, writ or injunction of any governmental authority applicable to the Company or any of its material properties or assets. Except for the Company Stockholder Approval and the filing of a certificate of merger with the Delaware Secretary of State, no consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.3.  Capitalization of the Company.  As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 580,000,000 shares of Common Stock of the Company, par value $0.01 per share (“Company Common Stock”), of which (a) 520,000,000 shares are designated Class A Common Stock (“Company Class A Common Stock”), and (b) 60,000,000 shares are designated Class B Non-Voting Common Stock (“Company Class B Common Stock”), and (ii) 70,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”), of which (w) 1,000,000 shares are designated Series A Convertible Preferred Stock, (x) 50,000,000 shares are designated Series B Preferred Stock, (y) 3,000,000 shares are designated Series C Convertible Preferred Stock, and (z) 16,000,000 shares are designated Series D Convertible Preferred Stock. As of the close of business on October 31, 2006, (A) 65,112,383 shares of Company Class A Common Stock were issued and 63,454,910 shares of Company Class A Common Stock were outstanding, (B) 1,657,473 shares of Company Class A Common Stock were held by the Company in its treasury, (C) no shares of Company Class A Common Stock were reserved for issuance pursuant to any outstanding option, warrant or other convertible security, except for 7,926,099 shares of Company Class A Common Stock issuable upon conversion of the outstanding Company Class B Common Stock, (D) 7,926,099 shares of Company Class B Common Stock were issued and outstanding (all of which shall be converted into Company Class A Common Stock prior to the Effective Time), and (E) no shares of Company Preferred Stock were issued or outstanding. All of the issued and outstanding shares of Company Common

Stock are duly authorized and validly issued and are fully paid, nonassessable and not subject to preemptive rights. As of the date of this Agreement, there is no existing option, warrant, call, right, or contract of any character to which the Company is a party requiring, and, except for the Company Class B Common Stock, there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance of any shares of Company Common Stock or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Company Common Stock.

ARTICLE V

Certain Agreements

Section 5.1.  Delivery of Merger Sub Stockholder Approval.  Immediately following the execution and delivery of this Agreement, the Company, as the sole stockholder of Merger Sub, will execute a written consent as the sole stockholder of Merger Sub granting the Merger Sub Stockholder Approval.

ARTICLE VI

Conditions Precedent

Section 6.1.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained in accordance with applicable law and the certificate of incorporation and bylaws of the Company.

(b) Conversion of Class B Common Stock.  All of the outstanding Company Class B Common Stock shall have been converted in accordance with its terms into Company Class A Common Stock prior to the record date for the meeting of the Company’s stockholders for the purpose of obtaining the Company Stockholder Approval and no shares of Company Class B Common Stock shall be outstanding after such conversion.

ARTICLE VII

Survival of Representations and Warranties

All representations and warranties contained in this Agreement shall terminate as of the Effective Time of the Merger.

ARTICLE VIII

Miscellaneous

Section 8.1.  Entire Agreement.  This Agreement and the other documents referred to herein represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof.

Section 8.2.  Amendments and Waivers.  To the fullest extent permitted by law, this Agreement can be amended, supplemented or changed whether before or after the Company Stockholder Approval has been obtained, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought; provided that after the Company Stockholder Approval has been obtained, Sections 2.1(b) and 2.1(c) shall not be amended, supplemented or changed in a manner that is adverse to holders of Company Common Stock without the prior written consent of such holders. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 8.3.  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained, by the mutual written consent of each of the Company and Merger Sub.

Section 8.4  Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except (i) after the Effective Time, for the right to receive the Contingent Merger Consideration in accordance with Article II of this Agreement and (ii) as otherwise explicitly provided this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any of the parties hereto without the prior written consent of the other parties and any attempted assignment without the required consents shall be void. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.

Section 8.5.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 8.6.  Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of Delaware. By its execution and delivery of this Agreement, each of the parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in either a state or federal court of competent jurisdiction in the State of New York. By execution and delivery of this Agreement, each of the parties hereto hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding.

Section 8.7.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the following addresses:

If to the Company:

SunCom Wireless Holdings, Inc.
1100 Cassatt Road
Berwyn, Pennsylvania 19312
Facsimile: 610-722-4288

If to Merger Sub:

SunCom Merger Corp.
c/o SunCom Wireless Holdings, Inc.
1100 Cassatt Road
Berwyn, Pennsylvania 19312
Facsimile: 610-722-4288

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:30 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 8.8.  Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.9.  No Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement and Plan of Merger as of the date first written above.

SUNCOM WIRELESS HOLDINGS, INC.

By:	/s/ Eric Haskell
Name: Eric Haskell

Title:	Executive Vice President and Chief Financial Officer

SUNCOM MERGER CORP.

By:	/s/ Eric Haskell
Name: Eric Haskell

Title:	Vice President, Secretary and Treasurer